UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 24, 2009
AMICAS, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-25311	59-2248411

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

20 Guest Street, Boston, MA	02135

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 617-779-7878

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On December 24, AMICAS, Inc., a Delaware company (“AMICAS” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Project Alta Holdings Corp., a Delaware corporation (“Parent”) and Project Alta Merger Corp., a Delaware corporation and wholly-owned direct subsidiary of Parent, (“Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”). Parent is controlled by a private equity fund associated with Thoma Bravo, LLC (“TB”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company, par value $0.001 per share (the “Common Stock”), will be automatically converted into the right to receive $5.35 in cash, without interest. The Merger Agreement contains a “go shop” provision under which the Company may solicit alternative acquisition proposals for the next 45 calendar days, concluding February 7, 2010. To the extent that a superior proposal received during this period leads to the execution of a definitive agreement or the Board of Directors fails to recommend the Merger to stockholders (or in some cases fails to recommend against a competing proposal) during this period, the Company would be obligated to pay a $4.3 million break-up fee to Parent. Parent has not entered into employment arrangements with any members of the Company’s management.
     After expiration of the “go-shop” period, the Company is subject to a “no-shop” restriction on its ability to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.
     Both the Company and the Parent have the right, under certain circumstances, to terminate the Merger Agreement. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay Parent a termination fee of $8.6 million, depending on the timing and circumstances of the termination and, under certain circumstances, to reimburse Parent for an amount not to exceed $2.0 million for transaction expenses incurred by Parent and its affiliates. The Company’s reimbursement of Parent’s expenses would reduce the amount of any required termination fee that becomes payable by the Company.
     Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement. The aggregate proceeds of the equity commitment will be sufficient to fully finance the Merger. Consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including customary antitrust and regulatory approvals along with approval of the Merger Agreement by holders of a majority of the outstanding shares of the Company’s Common Stock. Consummation of the Merger is also subject to the condition that the Company maintain cash and cash equivalents of at least $42 million, subject to certain adjustments.
     The Company is entitled to seek specific performance against Parent in order to enforce Parents obligations under the merger agreement. In addition, Parent’s obligation to pay the merger consideration and Parent’s liability for any breaches of the merger agreement, up to the aggregate merger consideration amount, is guaranteed by the funds investing in Parent, including a fund affiliated with TB.
     The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.
     The Board of Directors of the Company (the “Board of Directors”) approved the Merger Agreement. Raymond James & Associates, Inc. (“Raymond James”) serves as the financial advisor to the Board of Directors. On December 24, 2009, Raymond James delivered a written opinion to the Board of Directors that, as of the date of the opinion, from a financial point of view, the consideration to be offered to the shareholders of the Company in the Merger is fair to such shareholders.

          On December 28, 2009, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
          The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Voting Agreement
     On December 24, 2009, certain directors and officers of the Company (collectively, the “Holders”), entered into a voting agreement (the “Voting Agreement”) pursuant to which the Holders agreed to vote in favor of the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby, under specified circumstances. In addition, the Holders agreed not to directly or indirectly transfer their respective shares of Common Stock during the term of the Voting Agreement, subject to certain exceptions. The Holders represent approximately less than one percent of the Company’s total shares outstanding as of December 24, 2009.
     The foregoing description of the Voting Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Additional Information and Where You Can Find It
          In connection with the proposed transaction, the Company will file a proxy statement and relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Investors and security holders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Company and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting AMICAS Investor Relations at aine.cryts@amicas.com or via telephone at 617-779-7878. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
          The Company and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information regarding the interests of such directors and executive officers (which may be different then those of the Company’s shareholders generally) is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at www.sec.gov and from AMICAS Investor Relations, at www.amicas.com\investorrelations.

ITEM 3.03	MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS.
          On December 24, 2009, the Company entered into an Amendment to the Rights Agreement, dated as of December 5, 2002, by and between the Company and StockTrans, Inc., as Rights Agent (the “Rights Agreement”), to provide that neither the approval, execution nor delivery of the Merger Agreement, nor the consummation of the transactions contemplated thereby will cause (a) the Rights (as such term is defined in the Rights Agreement) to become exercisable, (b) a Distribution Date (as such term is defined in the Rights Agreement) to occur, (c) a Stock Acquisition Date (as such term is defined in the Rights Agreement) to occur or (d) a Distribution Date (as such term is defined in the Rights Agreement) to occur. The Amendment also revises the definition of “Acquiring Person”.
     The foregoing description of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is attached hereto as Exhibit 4.1 and incorporated by reference herein.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(a), (b), (c), and (d): Not applicable.
(e) On December 24, 2009, the Board of Directors approved the acceleration of the vesting of 50% of the unvested options that would not otherwise vest upon a change in control, under the Company’s 2006 Stock Incentive Plan immediately prior to the closing of the Merger.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated, December 24, 2009, by and among the Company, Project Alta Merger Corp. and Project Alta Holdings Corp.

4.1	Amendment to Rights Agreement by and between the Company and StockTrans, Inc.

10.1	Voting Agreement, dated December 24, 2009, between the Company and certain stockholders.

99.1	Press Release issued by the Company on December 28, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICAS, INC.
Date: December 28, 2009	By:	/s/ Craig Newfield
Craig Newfield
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated, December 24, 2009, by and among the Company, Project Alta Merger Corp. and Project Alta Holdings Corp.

4.1	Amendment to Rights Agreement by and between the Company and StockTrans, Inc.

10.1	Voting Agreement, dated December 24, 2009, between the Company and certain stockholders.

99.1	Press Release issued by the Company on December 28, 2009.